As filed with the Securities and Exchange Commission on June 5, 2024
(Amendment No. 5)

Part II - Information Required in Offering Circular

Preliminary Offering Circular dated June 5, 2024

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Energea Portfolio 4 USA LLC
Up to $50,000,000 in Class A Investor Shares

[DATE]

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 4 USA LLC (the "Company", "us", "we", "our" and similar terms) is a limited liability company organized under the laws of Delaware to invest in the acquisition, development, and operation of solar energy projects in the United States (each a "Project"). The Company's day-to-day operations are managed by Energea Global LLC (the "Manager"). The Company is currently offering up to $50.0 million in limited liability company interests designated as "Class A Investor Shares" (the "Offering") pursuant to Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). A prior offering qualified on July 1, 2021 sold 2,777,601 Class A Investor Shares and raised approximately $2,911,000 in capital (the "Prior Offering"). The current price of the Class A Investor Shares is $1.08 per Class A Investor Share, and the minimum initial investment is $100.

There is currently no established secondary market for the Class A Investor Shares, and Investors may not be able to sell their Class A Investor Shares. While Investors should view an investment in the Company as long-term, the Company offers a Redemption Plan in order to provide Investors with an opportunity to obtain liquidity. See "Securities Being Offered: The Class A Investor Shares-Summary of LLC Agreement and Authorizing Resolution-Redemption Plan" and "Risk Factors-No Market for the Class A Investor Shares; Limits on Transferability".

Purchasers of Class A Investor Shares may not be able to sell their shares except by submitting a Redemption Request to the Company through our Manager's website, www.energea.com. Pursuant to the Redemption Plan, Investors must hold their Class A Investor Shares for at least 60 days before they can request redemption of their Class A Investor Shares via the Platform; if the Manager agrees to honor a Redemption Request, they have 90 days to make payment on such redemption; and the Manager may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice. Additionally, Class A Investor Shares may not be transferred without the Company's consent, which can be withheld in its sole discretion, and the Manager has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred. See "Securities Being Offered: The Class A Investor Shares-Summary of LLC Agreement and Authorizing Resolution-Redemption Plan" and "Risk Factors-No Market for the Class A Investor Shares; Limits on Transferability".

Investors should note that the Manager may decide to sell the Projects or the Company at any time. Should the Manager decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the Manager. See "Securities Being Offered: The Class A Investor Shares-Summary of LLC Agreement and Authorizing Resolution-Drag-Along Right"

We are selling Class A Investor Shares directly to the public through our Manager's website, www.energea.com (the "Platform"). Neither the Company nor any affiliated entity involved in the Offering is a member firm of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our Class A Investor Shares. Investors will not pay upfront selling commissions or broker fees in connection with the purchase of Class A Investor Shares. We will reimburse our Manager for certain expenses incurred on our behalf, and pay our Manager certain fees, as described further under "Compensation of Directors and Executive Officers".

	Per Share	Total Maximum
Public Offering Price	$1.08	$50,000,000
Organization, Offering and Marketing Expenses	$0.054	$2,500,000
Proceeds to the Company from this Offering to the Public	$1.026	$47,500,000

This is a "best efforts - no minimum" offering. The Offering will commence as soon as our offering statement is "qualified" by the SEC and will end on the date we raise the maximum amount being offered, unless earlier terminated by the Company. We will reimburse the Manager for organization, offering and marketing expenses in an amount up to 5% of the total Offering amount raised. See "Use of Proceeds." Any such amounts in excess of such 5% will be paid, without reimbursement, by the Manager.

The purchase of these securities involves a high degree of risk. Before investing, you should read this entire offering circular and exhibits hereto, including "Risk Factors" beginning on page 3.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITING MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV FOR MORE INFORMATION, SEE "LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST".

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Page i

Page ii

Caution Regarding Forward-Looking Statements

We make statements in this offering circular that are forward-looking statements. The words "outlook," "believe," "estimate," "potential," "projected," "expect," "anticipate," "intend," "plan," "seek," "may," "could" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

·	our ability to effectively deploy the proceeds raised in our Offering;

·	ability to attract and retain Investors to the Platform;

·	risks associated with breaches of our data security;

·
public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

·	climate change and natural disasters that could adversely affect our Projects and our business;

·	changes in economic conditions generally and the renewable energy and securities markets specifically;

·	limited ability to dispose of assets because of the relative illiquidity of renewable energy Projects;

·	our failure to obtain necessary outside financing;

·	risks associated with derivatives or hedging activity;

·	intense competition in U.S. renewable energy markets that may limit our ability to attract or retain energy offtakers;

·	defaults under Supporting Contracts (see "Summary of Supporting Contracts");

·	increased interest rates and operating costs;

·	the risk associated with potential breach or expiration of a ground lease, if any;

·	our failure to successfully construct, interconnect, operate or maintain the Projects;

·	exposure to liability relating to environmental and health and safety matters;

·	the failure of Projects to yield anticipated results;

·	our level of debt and the terms and limitations imposed on us by our debt agreements;

·	our ability to retain our executive officers and other key personnel of our Manager;

·	the ability of our Manager to source, originate and service our loans;

·	the ability for our engineering, procurement and construction contractors and equipment manufacturers to honor their contracts including warranties and guarantees;

·
regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of corporations and SEC guidance related to Regulation A, or the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"));

·
changes in business conditions and the market value of our Projects, including changes in renewable energy policy, interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

·	our ability to implement effective conflicts of interest policies and procedures among the various renewable energy investment opportunities sponsored by our Manager;

·
our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended, and other laws; and

·	changes to U.S. generally accepted accounting principles ("U.S. GAAP").

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. We undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether because of new information, future events, changed circumstances or any other reason. Considering the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, those named above and those named under "Risk Factors" herein, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

Summary and Risk Factors

Executive Summary

Our Business

Energea Portfolio 4 USA LLC (the "Company") is a limited liability company organized under the laws of Delaware. The Company has elected to be treated as a corporation for tax purposes. The Company's day-to-day operations are managed by Energea Global LLC (the "Manager").

The Company was created to invest in the acquisition, development, and operations of solar energy projects in the United States (each a "Project"). The Projects will sell power and, in some cases, environmental commodities to offtakers who purchase the power or the environmental commodities under long term contract (we collectively refer to offtakers of electricity and environmental commodities as "Customers").

Projects will be owned by special-purpose entities (each, a "SPE"). Each SPE is organized as a U.S. limited liability company. Under U.S. law, the assets and liabilities of a LLC are distinct. Thus, the liabilities of a Project held in one SPE will not affect the assets of another Project held in a different SPE.

The Offering

The Company is offering up to $50.0 million of Class A Investor Shares pursuant to Regulation A. The proceeds of our Offering will be used to develop and construct Projects currently owned by the Company and other Projects which the Company might acquire in the future. The Prior Offering was initially qualified by the SEC on July 1, 2021 and though December 26, 2023 raised approximately $2,911,000 from the sale of 2,777,601 shares.

Company Operations and Other Matters

Cash flow from Projects can be generated in three ways: (i) payments from Customers under Power Purchase Agreements and Purchase and Sale Agreements for Environmental Commodities, (ii) proceeds from the sale or refinance of Projects and (iii) Liquidated Damages (i.e. delay penalties) from contractors under Construction Agreements as further described in "Summary of Supporting Contracts" and "Distributions". Cash flow will first be used to pay operating costs and expenses, including fees and reimbursements payable to our Manager (see "Our Operating Costs and Expenses"). The remaining cash flow, if any, is distributed to the owners of our Class A Investor Shares ("Investors") and the Manager in the following order of priority:

·	First, a 6% per year preferred return to Class A Investors (the "Preferred Return")

·	Thereafter, any additional cash flow 80% to the Investors and 20% to the Manager (the "Promoted Interest")

See "Compensation to Directors and Executive Officers" and "Calculating Distributions" for more detailed information regarding fees and distributions payable to the Manager.

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTEE THAT OUR PROJECTS WILL GENERATE ANY POSITIVE CASH FLOW.

Investors in the Class A Investor Shares have no voting rights.

Risk Factors

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS. You should carefully consider the following risk factors in conjunction with the other information contained in this offering circular before purchasing the CLASS A INVESTOR SHARES.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, our Projects might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; and the success of other enabling technologies such as battery storage and Distributed Energy Resource Management Systems ("DERMS").

Fluctuations in Income from Projects: Power Purchase Agreements and Purchase and Sale Agreements for Environmental Commodities typically provide for fluctuations in rent based on changes in energy prices and/or changes in consumer prices. Thus, it is possible that our income from one or more Projects could decrease.

Net Losses: We are currently incurring net losses and may continue incurring net losses in the future. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue could decline.

Distributions to Investors: Whether to distribute operating cash flow or capital proceeds, and how much to distribute, is at the sole discretion of the Manager. No returns are guaranteed and Investors will receive distributions only if the Company generates distributable cash flow from the Projects. Investors will not have any recourse in the event we are unable to pay distributions.

Distributions Generally: Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our Manager in the acquisition of our Projects and the ability of our Manager to source investment opportunities for us. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives. If we pay distributions from sources other than our cash flow from Projects, we will have less funds available for investments and your overall return will be reduced. To the extent that we do not make a profit, any such distributions to Investors will be considered a return of capital for U.S. federal income tax purposes. See "Management Discussion and Analysis of Financial Condition and Result of Operation-Distributions."

Competition: There are many solar developers actively building solar projects in the United States. Some are multi-national independent power producers (such as Brookfield and NextEra). In addition to these large established players, there are several smaller developers the Company views as direct competition. Aggressive pricing by competitors or the entrance of new competitors could reduce the Company's profitability and ability to acquire and develop Projects.

Our Customers Might Default: The Company will have a variety of Customers, including businesses and schools. Some Customers could default. A default would hurt the Project in question financially, reducing the anticipated returns.

We Might Own Only a Small Number of Projects: If the Company is successful in raising the current maximum offering amount of $50.0 million in this Offering, the Company would likely acquire or invest in between 10 and 20 Projects. If the Company raises significantly less than the maximum offering amount, it may not be able to invest in as many Projects. If the Company owns only a small number of Projects, Investors will be exposed to greater concentration risk.

Possible Changes in Governmental Policies: The Projects depend on both state and federal level energy policy. These policies could expire, phase-out over time, require renewal by the applicable authority, or become a victim of political pressure. The U.S. government and many states have instituted several changes to their policy over the past several years. Some of those changes have positively affected our business while others have had a negative impact. The new policies could disfavor solar projects in general and our Projects in particular.

Delays in Connecting to Power Grid: The Projects must be physically connected to the power grid, a process that involves sophisticated engineering and government regulation. Delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from a Project to the grid. Delays in the performance of the interconnecting utility's obligations to make such grid upgrades can negatively impact the financial performance of the Projects.

Operational Risks: The Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operations and maintenance.

Construction and Development Risks: In some cases, the Company will invest in Projects before construction is complete. Construction of any kind involves risk, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of a Project.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters and monitoring systems. Much of this equipment comes from China. There is no guarantee that the production of this equipment will match demand and this may adversely impact the ability to construct and the cost of the Projects.

Risks Upon Disposition of Investments: If the Company sells a Project, it might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if those representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities.

Regulatory Risks: The Projects will be subject to extensive regulatory requirements, including those imposed by U.S. environmental, safety, labor and other regulatory and political authorities. These regulatory requirements will impose substantial costs on the Projects. Further, should any Project fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties or a shutdown of the Project.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Projects.

Potential Environmental Liability: The Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, the SPE could be found liable for environmental contamination that occurred before the Project was built. The cost of remediation and penalties could be very large.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at the Project site. The SPE will carry insurance to protect against the potential losses, but the insurance might not be adequate.

No Participation in Management: Investors will have no voting rights and no right to participate in the management of the Company or the Projects. Instead, the Manager will make all decisions. You will have the ability to replace our management team only under very limited circumstances, as described in "Summary of LLC Agreement and Authorizing Resolution - Management."

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our Manager and its management team. If our Manager fails to retain its key personnel, the Company and its Investors could suffer.

Sale of Other Securities: The Company could, at any time, sell Class A Investor Shares other than those being offered by this Offering, for example, in a private placement, or could sell other classes of securities to raise additional capital. A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

·	Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

·	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under federal securities laws.

Manager's Drag-Along Rights: The Manager may decide to sell the Projects or the Company at any time. Should the Manager decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the Manager according to the Manager's drag-along rights granted to them in the Operating Agreement (see "Summary of LLC Agreement and Authorizing Resolution.")

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in the state of Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these federal statutes, the federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the federal securities laws.

Conflicts of Interest: The interests of the Company and the Manager could conflict with the interests of Investors in a number of ways, including:

·
Our Manager and its officers perform similar roles for other entities that are affiliated with the Manager and are not required to devote all of their time and effort to the Company and are only required to devote such time to our affairs as their duties require.

·
Our Manager will receive fees based, in part, on the amount of cash flow the Projects generate. The Manager might, therefore, have an incentive to raise more capital, and invest in more Projects, than they would otherwise, leading them to invest in borderline Projects.

·
The entire business of the Manager consists of investing in solar projects, including solar projects in the United States. There could be conflicts between Projects they decide to invest in through the Company and projects they invest in through other vehicles.

Risk of Failure to Comply with Securities Laws: The Offering relies on an exemption from registration with the SEC pursuant to Regulation A. If the Offering did not qualify for exemption from registration under the Securities Act, the Company could be subject to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

We may be subject to claims for recission or damages from our Investors: During the Prior Offering, we may not have been eligible for an exemption from registration under the Securities Act for certain sales of Class A Investor Shares because we did not file a post-qualification amendment on at least an annual basis with updated financial statements as required by Rules 251(d)(3)(i)(F) and 252(f)(2)(i) of Regulation A, and because of the at-the-market prohibition in Rule 251(d)(3)(ii) of Regulation A. Unless another exemption from registration under the Securities Act is available for these sales, we may be subject to claims for recission or damages for sales of up to $1,840,517 of Class A Investor Shares that were made following the first anniversary of the initial qualification of the Prior Offering.

No Market for the Class A Investor Shares; Limits on Transferability: There is currently no established market for the Class A Investor Shares. An Investor who wishes to sell or otherwise transfer their Class A Investor Shares may be limited because:

·	There will be no established market for the Class A Investor Shares, meaning the Investor could have a hard time finding a buyer for its shares.

·	Although the Company offers a Redemption Plan, there is no guarantee that an Investor who wants to sell his, her, or its Class A Investor will be able to do so.

·
Class A Investor Shares may not be transferred without the Company's consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

For more information regarding the Redemption Plan, see "SECURITIES BEING OFFERED: THE CLASS A INVESTOR SHARES-Summary of LLC Agreement and Authorizing Resolution-Redemption Plan"

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of "independent" directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company's internal controls.

The Company is an "Emerging Growth Company" Under the JOBS Act: Today, the Company qualifies as an "emerging growth company" under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Exchange Act and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions - and the status of the Company as an "emerging growth company" in the first place - will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an "issuer" (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

Breaches of Security: It is possible that our Platform, systems or the systems of third-party service providers could be "hacked," leading to the theft or disclosure of confidential information Investors provide to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, the Company, Manager and our service providers may be unable to anticipate these techniques or to implement adequate defensive measures.

Unanticipated changes in our tax laws that may impact us, the enactment of new tax legislation, or exposure to additional income tax liabilities could affect our profitability: We are obligated to comply with income tax laws in the regions where we operate, including recent changes like the Inflation Reduction Act. These evolving tax regulations could impact our financial health. We also face potential tax audits that may result in additional tax assessments, with uncertain outcomes. Changes to our effective tax rate, driven by shifts in our operational structure, could have significant effects on our financial well-being.

Dilution

The sale of shares is exclusively facilitated through the Platform, where shares are available at a fixed price per Class A Investor Share. The price was determined by our Manager (see "Price of Class A Investor Shares"). The Company sells shares to raise capital for the purchase and construction of Projects. As new Investors purchase Class A Investor Shares, existing Investors may be temporarily diluted until new Projects are acquired, constructed and contribute to monthly cash flow.

One notable aspect of our policy is that there are no shares allocated to executives, officers, promoters, or any affiliated individuals as compensation or commissions. We firmly adhere to a level playing field philosophy, ensuring that all individuals associated with the Company, regardless of their roles, have no privileged access to shares beyond what is offered through the Platform. This strict adherence to equity underscores our dedication to treating every Investor equally.

Plan of Distribution and Selling Securityholders

The Company is offering to sell up to $50,000,000 of Class A Investor Shares to the public. This Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering. Further, the acceptance of subscriptions, whether via the Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

The Offering will commence as soon as this offering statement is "qualified" by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders is offering or selling any of their securities of the Company in this Offering.

The Company is not using an underwriter or broker to sell the Class A Investor Shares and is not paying commissions. Class A Investor Shares will be offered and sold only through the Platform.

This is a "best efforts - no minimum" offering. This means that the Offering does not have a minimum threshold amount that we must raise before we can have a closing. Even if a very small number of Class A Investor Shares are sold, the Company does not plan to return funds to Investors.

The Company reserves the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will promptly return all the Investor's money without interest or deduction.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering (see "Limit on the Amount a Non-Accredited Investor Can Invest").

After the Offering has been "qualified" by the SEC, the Manager intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with the rules and regulations of Regulation A. Although these materials will not contain information that conflicts with the information in this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, the advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular.

The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Class A Investor Shares.

Use of Proceeds

We expect to use all of the net proceeds of this Offering, after organization, offering and marketing expenses, to acquire, develop and construct new Projects. For more information regarding our investment strategy, see "Description of Business-Investment Strategy". For more information regarding current Projects, see "Description of Property-Projects Acquired and Owned". Investing in new Projects is subject to a number of risks, including those set forth under "Risk Factors-Construction and Development Risks", and if costs of new Projects exceed estimates, our Use of Proceeds may be impacted and we may not be able to invest in as many new Projects.

We expect to pay for operating expenses for the Company and current Projects with cash flow from the Projects, but if the Projects have not earned enough revenue to pay for any given operating expense, the Manager may use the proceeds from this Offering to pay such operating expense. The types of operating expenses at the Project and Company level are described in "Our Operating Costs and Expenses".

The capital raised in this Offering will not be used to compensate officers or directors as the Company has no employees. However, offering proceeds may be used to pay fees owed to the Manager and its affiliates (see "Compensation of Directors and Executive Officers-Fees and Other Compensation"). The Company does not expect to pay fees to the Manager from the proceeds of the Offering. Fees are instead expected to be paid with revenue produced by the Projects. However, it is possible that the revenue from the Projects would be insufficient to pay management fees, at which time, fees may be paid for from the proceeds of this Offering. We currently do not anticipate that any fees will be paid to the Manager or its affiliates from the proceeds of the Offering, however we expect to use offering proceeds to reimburse the Manager for Organization, Offering and Marketing Expenses as set forth in the table below.

The Manager may make short term advances to the Company to make payments on an as-needed basis. We do not anticipate any additional sources of capital apart from funds from operations, the advances, and funds generated through this Offering to fund the acquisition, development and construction of Projects and to cover start-up costs and expenses.

It is important to note that no capital will be allocated to any Project until it has received formal approval from the Investment Committee and has been reported in accordance with the appropriate procedures. In the interim, we may invest in short-term, highly liquid investments. Such short-term investments will not earn as high of a return as we expect to earn on our investments in Projects.

We might invest in Projects using the Manager's capital before we have raised enough capital from Investors. In that case, we will replace the Manager's capital with capital from Investors as soon as we raise it. To the extent the Manager or its affiliates invest capital, they will do so on the same price and terms as other Investors. See "Compensation of Directors and Executive Officers-Co-Investment."

The table below sets forth our estimated use of proceeds from this Offering assuming we sell $50.0 million in Class A Investor Shares. This is a "best efforts" offering. This Offering does not have a minimum to close. The Company is not paying commissions to underwriters, brokers, or anyone else in connection with the sale or distribution of the Class A Investor Shares. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser, or intermediary will be paid a fee from their client's invested funds. In such cases, the client (rather than the Company) is paying those fees.

	Maximum Offering	10% of Maximum	25% of Maximum	50% of Maximum
	Amount (1)	Amount	Amount	Amount
Gross Offering Proceeds	$50,000,000	5,000,000	12,500,000	25,000,000
Less: Organization, Offering and Marketing Expenses(1)	$2,500,000	250,000	625,000	1,250,000
Estimated fees paid to Manager from this Offering	$-	-	-	-
Net Proceeds from this Offering	$47,500,000	4,750,000	11,875,000	23,750,000
Estimated Amount Available for Completion of Existing Projects	$0.00	0.00	0.00	0.00
Estimated Amount Available for New Projects	$47,500,000	4,750,000	11,875,000	23,750,000
TOTALS	$50,000,000	5,000,000	12,500,000	25,000,000
(1) The Company will reimburse the Manager in an amount up to 5% of proceeds from this Offering to pay for organization and offering expenses, including marketing expenses. Any such amounts in excess of such 5% will be paid, without reimbursement, by the Manager.

Description of Business

Offices and Employees

The Company's offices are located at 52 Main Street, Chester, CT 06412. The Company itself has no employees. Rather, the Company has engaged the Manager to manage the Company and utilizes employees and services provided by the Manager as described more fully in the section "Directors, Executive Officers & Significant Employees".

Company Overview

Energea Portfolio 4 USA LLC is a limited liability company, treated as a corporation for tax purposes, and organized under the laws of Delaware as of March 11, 2021. The Company and its day-to-day operations are managed by the Manager, Energea Global LLC. The Company was created to invest in the acquisition, development, construction and operation of solar energy projects in the United States. The Projects will sell power and, in some cases, environmental commodities to offtakers who purchase the electricity or the environmental commodities under long term contract (we collectively refer to offtakers of electricity and environmental commodities as "Customers").

Projects are each owned by a special-purpose entity ("SPE"). As of the date of this Offering Circular, the Company owns 100% of each SPE, although there could be instances where the Company is a partner in a SPE with another party, such as the Development Company (as defined below). In all cases, the Company will exercise management control over the SPE.

As of the date of this Offering Circular, the Company owns 100% of the following SPEs:

SPE	Project	Type	Domicile
Phytoplankton Ponus Ridge Solar LLC	West School	Limited Liability Company	Delaware
Phytoplankton 360 Waltham Solar LLC	Waltham	Limited Liability Company	Delaware
Energea Fresno LLC	Fresno Airport	Limited Liability Company	Delaware
Energea Redwood LLC	Redwood Valley	Limited Liability Company	Delaware

The revenue from our Projects consists primarily of the payments we receive from Power Purchase Agreements and Purchase and Sale Agreements for Environmental Commodities (see "Summary of Supporting Contracts"). The Company will make a profit if revenues from Projects exceed their expenses plus those expenses of the Company (see "Our Operating Costs and Expenses").

The Company generally plans to hold the Projects indefinitely, creating a reliable stream of cash flow for Investors. Should the Company decide to sell Projects in the future, however, the Manager would consider the following factors:

·
Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. With both revenue and most expenses locked in by contract, the cash flow from any Project or portfolio of Projects should be predictable and consistent for as long as 25 years.

·
Project Consolidation: Some of the Projects will be too small or unusual for institutional buyers to consider purchasing on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, a portfolio of Projects might be expected to generate 50+ megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an institutional-grade transaction or securitization.

·
Cash Flow Stabilization: When the Company buys a Project, it will typically share the construction risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in Projects that are already generating positive cash flow, referred to as "stabilization". Thus, the Company may acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the portfolio stabilizes.

·
Increase in Residual Value: When the Company acquires a Project, the appraisal is based solely on the cash flows projected from executed Project Rental Contracts, with no residual value assumed for the Project. There is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale of energy into the merchant energy markets. This creates a sort of built-in "found value" for our Projects, which may be realized upon sale.

Investment Strategy

The Company sources most of its Projects from third parties in the United States who specialize in developing solar projects ("Development Companies"). The Company's relationship with Development Companies may take several different forms. A Development Company might identify a potential project and permit, engineer and construct it, might provide operations and maintenance support for a Project after it is built, or might sell a Project to us and exit entirely.

Development Companies are compensated for their work and their risk. This may include a developer fee or a continued economic interest in the Project. The Manager does not currently own a Development Company in the United States and the Company acquires all projects from unrelated Development Companies. The Manager may stand up or acquire a Development Company if projects from third parties become overpriced, if an exceptional market opportunity presents itself or if deal flow is slow and we require additional development capacity. If the Company were to acquire a Project from a Development Company that is related to the Manager, we will cap the related-party development fee at 5.0% of the overall Project's cost, which we believe is below the standard market rate for developing a Project.

The Manager reviews Projects submitted by the Development Companies and seeks to identify projects that represent the greatest opportunity for risk-adjusted returns. We are specifically searching for Projects in states with favorable economic conditions, large addressable markets and well-defined renewable energy policies, like Connecticut, Massachusetts and California. When we find a Project that meets these fundamental criteria, we consider the Project for investment and attempt to negotiate a Project Purchase and Sale Agreement, allowing the Company to take ownership of the project.

We primarily invest in Projects with the following characteristics:

·
Power Capacity: We intend to focus on Projects of between 0.1 megawatts and 10 megawatts, although we may pursue larger projects if the right opportunity presents itself. (NOTE: The capacity of a solar project is determined in accordance with "standard testing conditions" established by certain laboratories worldwide. The actual output of a solar project fluctuates with solar irradiance.)

·	Locations: We select locations based primarily on:

o Demand for alternative energy;

o Efficient access for maintenance;

o Interconnection points with the electricity grid;

o Solar irradiance; and

o State-level policies that enable the development of renewable energy projects.

·
Right to Land: Some Projects owned by the Company will be installed on Customer's rooftops, others will be located on remote parcels of real estate. In either scenario, the Company, and more specifically, the SPE, will obtain rights to access the Project ("Access Rights") to construct and maintain the Project. For rooftop Projects, Access Rights are most commonly granted through the Power Purchase Agreement with the Customer. For Projects on remote real estate, the SPE will either purchase or lease the Property to ensure adequate Access Rights are protected.

·
Connecting Projects to the Distribution Grid: All Projects acquired or constructed by the Company will require permission to interconnect to the local electric grid. This permission is granted by the local interconnecting utility company through an Interconnection Agreement and an associated Permission to Operate.

·
Our Solar Equipment: We use the same basic equipment used across the solar industry: the solar panels themselves, which turn sunlight into electrical energy; and the inverters, which convert the direct current from the panels to the alternating current used in homes and businesses. However, we buy our equipment only from certain manufacturers known for high quality and financial strength.

·
State-Level Incentives and Environmental Commodities: Many states in the United States have certain incentives to promote the development of renewable energy projects. There are a wide range of incentive types that include renewable energy credits ("RECs"), property and sales tax exemptions, net metering and community solar. The Company will seek to optimize those state-level incentives in order to increase the expected return on investment for Investors which may include transactions with third parties to monetize the renewable energy credits.

·
Tax Incentives: In addition to state-level incentives, the federal government of the United States has created multiple tax-related incentives to promote the development of renewable energy projects. The incentives include the Investment Tax Credit ("ITC"), MACRS accelerated depreciation and bonus depreciation. The Company will seek to optimize those federal-level incentives in order to increase the expected return on investment for investors which may include transactions with third parties for the purpose to monetizing certain tax advantages ("Tax Equity").

·	When the Company Invests in Projects: Normally, the Company will not invest in a Project until the applicable contracts named above have been negotiated and executed.

Thus, in most cases Investors are not exposed to many Project-level risks until all these conditions are satisfied. However, the Company might make exceptions and fund earlier-stage expenses for especially promising Projects. See "Risk Factors" for more information.

Tax Equity

The Investment Tax Credit ("ITC"), a critical component of the U.S. renewable energy policy landscape, has undergone a significant shift with the enactment of the Inflation Reduction Act. Initially, the ITC was primarily a mechanism that allowed developers of renewable energy projects, such as solar and wind installations, to claim a tax credit based on a percentage of the investment cost of the project. This credit was applied against the tax liability of the entity developing the project, effectively reducing the overall project cost and encouraging investment in renewable energy sources.

However, the Inflation Reduction Act introduced a transformative change to the ITC by making these tax credits transferrable. This amendment addresses a notable limitation of the original ITC framework: not all entities involved in renewable energy projects had sufficient tax liability to fully utilize the credits, which sometimes led to underutilization of this incentive. With the new policy, entities that do not have enough tax liability to use the full value of the credits, like the Company, can now sell them to other entities that can use them. This change significantly improves the efficiency with which the Company can convert tax credits into cash flow for distributions. It also reduces transactional costs versus previous tax credit monetization structures such as tax equity partnership flips and sale leasebacks. Transferability also allows for smaller-scale transactions, whereas previous structures required an institutional tax equity investor, and therefore large project tranche investments. We expect to also benefit from monetizing individual project tax credits at better prices. It's a move that aligns with broader federal goals of increasing renewable energy adoption and reducing carbon emissions, as it effectively lowers the barrier to entry for a wider range of investors and companies in the renewable energy sector.

Investment Committee

When we find a Project that meets the fundamental criteria described above, we consider the Project for investment at a multi-disciplinary committee of experienced renewable energy executives of the Manager ("Investment Committee"). As of the date of this Offering Circular, the Investment Committee consists of a Managing Partner (Mike Silvestrini), General Counsel (Isabella Mendonca), a Financial Analyst (Arthur Issa) and the Director of Construction (David Rutty). To approve a Project for funding, a unanimous approval of the Project by the Investment Committee is required to move forward. A copy of the memorandum prepared by the Manager for each Project and used by the Investment Committee to make an investment decision is provided to Investors on the Platform and in our filings with the SEC.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in renewable energy in the U.S. market, including individuals, corporations, private funds, and other entities engaged in renewable energy investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous companies with asset acquisition objectives similar to our Manager, and others may be organized in the future, which may increase competition for the investments suitable for us.

Competitive variables include market presence and visibility, amount of capital to be invested per Project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in the market and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Our Revenue

The revenue from our Projects consists primarily of the payments we receive from Customers under Power Purchase Agreements and Purchase and Sale Agreements for Environmental Commodities. The Company may also produce revenue by selling Projects. For the fiscal years ended December 31, 2023 and 2022, respectively, the Company's total revenue was $189,884 and $41,623, respectively, which is broken down below:

Revenue Recognition	Amount as of 12/31/2023	Amount as of 12/31/2022
Power Purchase Agreements	$51,130	$13,788
Purchase and Sale Agreement for Environmental Commodities	$138,754	$27,835
Sale of Projects	$0	$0

Our Revenue Recognition Policy follows ASC-606 which is a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Solar Lease Agreement
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant
Step 3 - Determine the Transaction Price	Amount contractually signed with customer
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the customer
Step 5 - Recognize Revenue	At a point in time when the customer is invoiced

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

·	banking fees;

·	legal expenses;

·	payments to the Manager for fees and carried interest;

·	payments to third parties to operate and maintain the Projects;

·	payments to U.S. states to comply with their respective securities law ("Blue Sky Laws");

·	debt service and transactional payments (where we borrow money at the Company level);

·	accounting expenses;

·	annual financial audit expenses;

·	depreciation; and

·	U.S. taxes.

The Projects also incur a variety of costs and expenses, including:

·	payments to third parties to operate and maintain the Projects;

·	lease payments to landowners;

·	debt service and transactional payments (where we borrow money at the Project level);

·	utilities;

·	property taxes;

·	banking fees;

·	depreciation; and

·	Project insurance.

The Company's total operating expenses for the fiscal year ended December 21, 2023 were $209,831.

U.S. Federal Income Taxes

The following summarizes the most significant federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current U.S. Internal Revenue Code (the "Code"), the current regulations issued by the Internal Revenue Service ("Regulations"), and current administrative rulings and court decisions, all as they exist today. All of these tax laws could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Classification as a Corporation

The Company will be treated as a corporation for federal income tax purposes. As a corporation, cash received by Investors will be treated as a combination of return of capital or qualified dividends. Qualified dividends will be taxed at the capital gains tax rate of either 0%, 15%, or 20%, depending on the investor's income tax bracket.

When the Company closes its books each year, it will post a profit/loss for that tax year. In accordance with the IRS, taxable dividends can only result from profit/loss of an "LLC treated as a corporation" which is how the Company is classified. When the Company's profit/loss for the year is less than the total distributions (which is often the case), the remaining distributions get filed in Box 3 of the Investor's 1099-DIV as non-dividend distributions. These distributions are non-taxable and are filed as a return of capital (and subtracted from the basis). When the Investor sells their shares or are bought out at the end of the portfolio's lifespan, the basis is what is used to determine the capital gains or losses realized by the sale of the shares.

Taxation of Dividends

The income of the Company will consist primarily of cash available for distribution ("CAFD") received from the SPEs in the form of a dividend. Since the SPEs are domiciled in the US, these dividends will be considered "qualified dividends "under the code, making them eligible for preferential rates.

Sale or Exchange of Class A Investor Shares

In general, the sale of Class A Investor Shares by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor's tax basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Investor Shares were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

A gift of Class A Investor Shares will be taxable if the donor-owner's share of the Company's debt is greater than his or her adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Investor Shares against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Class A Investor Shares by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner's share of debt exceeds the pre-death basis of his interest. The decedent-owner's transferee will take a basis in the Class A Investor Shares equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee's share of debt. For this purpose, the fair market value will not include the decedent's share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he, she, or it receives exceed the basis of his, her, or its Class A Investor Shares. Any such gain generally will be considered as gain from the sale of Class A Investor Shares.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company's income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her, or its share of the Company's income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor's personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor's personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his or her tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise, the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

Summary of Supporting Contracts

The Company will cause the SPEs to enter into six main contracts for each Project:

·
Purchase and Sale Agreements: When the Manager identifies a project that it believes, in its sole discretion, meets the investment criteria of the Company, it signs a "Purchase and Sale Agreement" to acquire the rights to the Project from a Development Company.

·
Tax Equity Agreements: In the U.S., some solar projects qualify for one or more tax incentives. These incentives reduce tax liabilities to both federal and state government in exchange for making an investment into a solar project (see "Tax Equity"). When we elect to transfer tax credits to a tax equity investor under the rules specified in the Inflation Reduction Act, we will do so under the terms and conditions of a Tax Equity Agreement.

·	Power Purchase Agreements ("PPA"): In all cases, the SPEs will sell electricity produced by the Projects to Customers pursuant to a contract we refer to as a "Power Purchase Agreement."

·
Purchase and Sale Agreements for Environmental Commodities: In some cases, the SPEs will sell environmental commodities produced by the Projects to Customers pursuant to a contract we refer to as an "Purchase and Sale Agreement for Environmental Commodities."

·
Construction Contracts: To build the Projects, the SPE will hire a third party to provide engineering, procurement, and construction services pursuant to a contract we refer to as a "Construction Contract."

·	Operations and Maintenance Contracts: The SPE will then hire a third party to operate the maintain the Projects pursuant to a contract we refer to as a "Project Maintenance Contract."

Although the final terms and conditions and contract title might differ from Project to Project, the rights and obligations of the parties will generally be consistent across all of the Projects.

Purchase and Sale Agreement

The principal terms of typical Purchase and Sale Agreements are as follows:

·	The Seller agrees to sell and the Buyer agrees to purchase a "project", which is generally defined in an exhibit and includes the rights to a signed Solar Lease with a customer.

·	The contract establishes the price.

Tax Equity Agreements

The principal terms of typical tax equity agreements are as follows:

·	A Project SPE will transfer to the Investor, all ITC tax credits.

·	The Investor will make a payment in cash to the Project SPE.

·	The SPE will make certain guarantees not to take any actions within the first five years of Project Operations that could result in a recapture of ITC tax credits.

·
The Company will indemnify the Investor against any recapture of tax credits that would result from its actions which include the sale of the asset to a foreign company or for the Project to stop being used for its intended purpose.

Power Purchase Agreements

The principal terms of typical Power Purchase Agreements are as follows:

·	The PPA will, at a minimum, establish the:

o rate the Customer will pay per kWh produced by the project;

o an annual rate escalator, if any;

o the term of the contract, which is usually 20 years;

o the exact location of the project on the Host's premises.

·	The SPE shall pay for and manage the process of constructing the Project.

·	Lessor agrees to produce a monthly invoice that is the amount of kWh generated during the month (as confirmed by a meter reading) multiplied by the energy rate. Lessee agrees to pay such invoice.

·	Lessee will not interfere with the project in any way including the erection of a physical structure that could cast a shadow on the project.

·	Lessor agrees to engineer, procure and construct the project at the agreed upon location.

·
Lessee agrees that is it should breach the obligation to pay the lease invoice for more than 60 days, it would be forced to pay an early termination fee which is established as a table in the agreement for each of the 20 possible years where such a breach could occur.

·	Lessee may also exercise the option to buy the project for the same price as the early termination price at their discretion.

·	At the end of the Term, provided that the Lessee is not in any breach of the agreement, the project will automatically transfer to the Lessee for no cost.

·	The Lessor will insure the project.

·	The Lessor is entitled to any and all environmental attributes generated by the project.

Purchase and Sale Agreements for Environmental Commodities

The principal terms of typical purchase and sale agreements for environmental commodities are as follows:

·	The SPE agrees to sell to the Purchaser 100% of the environmental commodities (usually referred to as "RECs" or "ZRECs")

·	The agreement sets a price to be paid per environmental commodity

·	The agreement establishes the term of the obligation for the SPE to sell and the Purchaser to buy the environmental commodities, usually the same term as the Power Purchase Agreement.

·
Establishes whether the SPE has an obligation to provide a minimum number of environmental commodities or pay a penalty. Alternatively, the agreement will be a "take or pay" format, referred to as "unit contingent" in the environmental commodities context.

Construction Contracts

The principal terms of typical construction contracts are as follows:

·	The contractor will provide all the services needed to design and build a Project on a turnkey basis, including:

o Producing estimates of the potential electrical capacity;

o Creating engineering drawings;

o Supplying materials; and

o Installing, assembling, and testing the equipment.

·	For its services, the contractor will be entitled to a fixed fee.

·	The fixed fee will be paid in accordance with a schedule based on progress milestones.

·
The contractor will (i) be responsible for payment of all taxes, charges, tax contributions, and social security contributions related to the services performed; and ensure that all of its personnel are duly registered, are performing services in accordance with U.S. law, and are paid all wages, salary, labor, and social security charges for their work.

·	The contractor will provide the SPE with certain warranties for its services and the equipment supplied.

·	The contractor must maintain certain specified insurance coverages.

·	The contractor is subject to various penalties for failure to perform including Liquidated Damages.

Operations and Maintenance Contracts

The principal terms of typical project maintenance contracts are as follows:

·	The third-party contractor will provide all services required to operate and maintain the Project, including:

o Providing all personnel, equipment, and materials required for the efficient operation of the Project;

o Preparing all supporting documentation and information related to the use and operation of the Project;

o Inspecting transmission lines and substations at least twice annually and preparing a report suggesting services and maintenance to be performed on the Project;

o Preparing and implementing operation and maintenance instructions, guides, and procedures specific to the Project, including contingency plans as necessary;

o Performing routine inspections of the Project to ensure compliance with manufacturer's operation and maintenance standards;

o Determining, and to the extent possible, performing or managing any additional services as necessary to remedy any actual or potential problems with the Project;

o Registering the Project and all relevant equipment with the appropriate authorities; and

o Managing the supply of all equipment inventory and spare parts.

·
All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

·	The contractor will regularly communicate with the SPE concerning the Project, including:

o When any work is being done on the Project, holding monthly meetings;

o Providing monthly reports;

o Providing daily bulletins on the operation of the Project;

o Preparing monthly management; and

o Providing a report on any technical work performed on a Project.

·
The SPE will pay the third-party contractor a fixed monthly fee plus an additional amount for unexpected parts or services not part of the Scope of Work. The fixed monthly fee is subject to adjustment based on inflation.

·	The initial term of the contract is 60 months.

Material Legal Proceedings

As of the date of this Offering Circular, neither the Company, nor any of the Company's SPEs, are currently involved in any material legal proceedings.

Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors including, but not limited to:

·
Tax Equity: Since solar projects developed in the U.S. are entitled to a significant tax credit and accelerated depreciation, competitive pressure mandates that every project uses these tax attributes efficiently. Since the Company is only in the solar business, it does not have significant tax liabilities from other activities to effectively monetize the tax credits, thus, it pursues partnerships with companies that do have significant tax liabilities who can use the tax credits in exchange for upfront cash which is used to reduce the amount of cash needed by the Company to develop and construct the Projects. Since most solar developers require tax equity, and only a relatively small number of institutional investors offer the product, there can be fierce competition for tax equity supply. If the Company is unable to secure tax equity from this select group of investors, we may be unable to develop additional Projects.

·
Government Policies: Depending on the political environment, government policies could favor or disfavor solar power. While the Biden Administration has included clean energy in planned omnibus spending policy, which could include a cash refund in lieu of an investment tax credit, no such policy has passed as of the drafting of this Annual Report. Instead, the administration has threatened to levy anti-circumvention duties on Chinese-branded solar panels entering the U.S. from Vietnam, Malaysia, Thailand and Cambodia which is creating challenges for solar development. The U.S. department of Commerce has until August 29, 2022, to make a preliminary decision on the duties. Existing U.S. duties vary depending on the panel manufacturer, but range from 17% to 238%, dramatically effecting the cost of solar electricity and the viability of all solar projects nationwide.

·
Adequate performance by Development Companies: the Company relies in large part on Development Companies to do a good job developing the Projects from start to finish. Some of the Development Companies we may work with might be small and run into cash problems that may affect their ability to perform and meet their contractual obligations to the Company.

Description of Property

As of the date of this Offering Circular, the Company holds four Projects. The table below lists the total amount the Company invested into each Project and the estimated Project cost. Please refer to the links in the column labeled "Form 1-U" for the Project Memo which gives in-depth information regarding each Project such as its location, the system size, contractors used to construct the Project, information about other stakeholders, information about the buyer of the energy and environmental commodities and the estimated economics of the Project. The Project Memos can also be found on the Platform.

Project Name	Entity Name	Project Size (AC)	Estimated Projected Cost	Amount Invested	Form 1-U
West School	Phytoplankton Ponus Ridge Solar LLC	240 kW	$494,821	$337,000	Link
Waltham	Phytoplankton 360 Waltham Solar LLC	466 kW	$910,871	$775,678	Link
Fresno Airport	Energea Fresno LLC	1.8 MW	$2,015,402	$1,490,303	Link
Redwood Valley	Energea Redwood LLC	95 kW	$6,000	$2,900	Link
Total			$3,427,094	$2,605,881

Management Discussion and Analysis of Financial Condition and Result of Operation

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in herein (see "Caution Regarding Forward-Looking Statements"). Unless otherwise indicated, the latest results discussed below are as of June 30, 2023.

Summary of Key Accounting Policies

Investments
For financial statement purposes, the Company accounts for investments in solar projects (Projects) under ASC 360. The Projects are carried at cost and will be depreciated on a straight-line basis over the estimated useful life of the related assets.

Impairment
The Company evaluates for impairment under ASC 360, utilizing the following required steps to identify, recognize and measure the impairment of a long-lived asset (group) to be held and used:

·	Indicators of impairment - Consider whether indicators of impairment are present

·
Test for recoverability - If indicators are present, perform a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the long-lived asset (group) in question to its carrying amount (as a reminder, entities cannot record an impairment for a held and used asset unless the asset first fails this recoverability test).

·
Measurement of an impairment - If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of the long-lived asset (group), determine the fair value of the long-lived asset (group) and recognize an impairment loss if the carrying amount of the long-lived asset (group) exceeds its fair value.

Revenue Recognition
The company follows ASC 606 guidelines for revenue recognition. To apply this principle, the standard establishes five key steps:

·	Step 1: Recognize the contract with the customer

·	Step 2: Specify performance obligations

·	Step 3: Establish transaction price

·	Step 4: Allocate transaction price to performance obligations

·	Step 5: Recognize revenue

Market Outlook and Recent Trends

The U.S. solar energy sector, characterized by its exceptional complexity, presents a myriad of unique micro-markets rather than a single, homogeneous environment. This complexity is born out of the intricate layering of federal energy and trade policies, state-specific energy frameworks, and utility-level regulations, all of which are administered by various regulatory bodies. Our company has adeptly navigated this landscape, focusing on select markets and submarkets where we anticipate favorable conditions for solar project investing. Specifically, we concentrate on the Commercial & Industrial (C&I) segment, particularly rooftop solar installations with high-quality customers in states with strong solar policy frameworks, such as California and the Northeastern states.

Our targeted markets are chosen through a comprehensive analytical approach that identifies regions where solar investment conditions are optimal. We evaluate local market dynamics, incentive structures, and regulatory policies to uncover opportunities for growth. The C&I solar market exhibits a robust potential, as businesses increasingly seek to reduce energy costs, stabilize energy pricing, and meet sustainability targets. By focusing on high-quality customers with reliable credit profiles and a vested interest in renewable energy, we position ourselves for sustained growth and reduced investment risk.

Moreover, we have identified a strategic opportunity in the acquisition of aging solar projects. Our ability to discern value enables us to acquire assets like the Redwood Valley solar project and the Fresno Airport solar Project at attractive prices. These ventures, after over a decade under previous management, offer a niche for us to buy at favorable valuations, update and enhance equipment, renegotiate PPAs, and give these projects an extended operational life and improved financial performance. The strategy to rejuvenate older solar installations complements our investment in new projects, creating a holistic approach to portfolio development. We capitalize on established grid connections and existing infrastructure, underscoring our commitment to sustainability and efficient use of resources. This strategic asset management not only revitalizes aging projects but also aligns with our goal of fostering a sustainable energy future.

In summary, our forward-looking strategy in the U.S. solar market is two-pronged: We focus on prime C&I solar projects in strong policy states and harness the potential of older solar projects through strategic acquisitions and refurbishments. As we look ahead, we are poised to leverage data-driven insights and adaptive strategies to maximize emerging opportunities, ensuring robust investment decisions and contributing to the broader transition towards renewable energy.

Distributions

Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on the Projects net income for the preceding month minus any amounts held back for reserves. Cash flow is first used to pay Project-level operating expenses prior to determining distributable cash flow (as defined below).    Cash flow from Projects can be generated in three ways:

·	payments from Power Purchase Agreements and Purchase and Sale Agreement for Environmental Commodities;

·	proceeds from the sale or refinance of Projects; and

·	Liquidated Damages under Construction Agreements (see below).

While we are under no obligation to do so, we have in the past and expect in the future to declare and pay distributions monthly; however, our Manager may declare other periodic distributions as circumstances dictate.

To date, the Company has not made a profit, although it has had distributable cash flow. To the extent the Company has distributable cash flow but has not made a profit, such distributions are considered a return of capital and reported to Investors on a Form 1099-B. In future years, as more of the Projects are constructed, we anticipate the Company to be profitable. Distributions from profits will be classified as dividends and reported to Investors on a Form 1099-DIV.
Please note that in some cases, Investors have cancelled their purchase of Class A Investor Shares after distributions were made. In that case, the distribution allocated to that Investor is returned to the Company and the bookkeeping is updated to reflect the change in cash distributed. Thus, all figures below are subject to change.

Below is a table depicting the fees paid and distributions made from the Company since inception. Note that whenever the table shows that the Manager has received its Promoted Interest, the Investors have received their full Preferred Return, as defined in "Allocations of Distributions". In those cases where the Manager does not receive its Promoted Interest, distributions were not sufficient to distribute to Investors their Preferred Return.

Distribution Date	Distributable Cash Flow	Preferred Return	Promoted Interest*	Total Class A Investor Distributions (Including Preferred Return)	Cash on Cash Yield**
10/29/21	1,863.54	1,800.75	-	1,863.54	0.19%
11/30/21	2,069.77	1,972.32	-	2,069.77	0.20%
12/24/21	1,672.23	1,605.48	-	1,672.23	0.16%
2021 Total	$5,605.54	$5,378.55	$0.00	$5,605.54	0.55%
1/26/22	3,341.03	3,211.77		3,341.03	0.32%
2/24/22	928.47	892.57	7.18	921.29	0.08%
3/29/22	1,520.21	1,505.01	-	1,520.21	0.14%
4/29/22	257.37	239.48	-	257.37	0.03%
5/31/22	1,522.02	1,416.23	-	1,522.02	0.14%
6/30/22	6,805.81	6,343.86	92.39	6,713.42	0.63%
7/29/22	10,186.42	13,047.91	-	10,186.42	0.94%
8/27/22	10,369.88	9,598.53	154.27	10,215.61	0.95%
9/27/22	9,030.53	8,404.69	-	9,030.53	0.83%
10/27/22	7,087.15	6,531.83	-	7,087.15	0.59%
11/29/22	7,397.12	6,817.51	-	7,397.12	0.58%
12/28/22	6,292.48	5,799.42	-	6,292.48	0.46%
2022 Total	$64,738.49	$63,808.81	$253.84	$64,484.65	5.69%
1/27/23	7,474.82	6,889.12	-	7,474.82	0.50%
2/27/23	6,450.12	5,815.77	126.87	6,323.25	0.38%
3/27/23	7,627.85	6,913.90	142.79	7,485.06	0.42%
4/27/23	7,223.89	6,603.84	124.01	7,099.88	0.37%
5/30/23	9,128.07	8,338.42	157.93	8,970.14	0.43%
6/26/23	9,982.82	9,088.32	178.9	9,803.92	0.44%
7/25/23	9,449.19	8,665.49	156.74	9,292.45	0.40%
8/28/23	10,054.19	9,247.04	161.43	9,892.76	0.41%
9/27/23	10,556.69	9,842.59	142.82	10,413.87	0.41%
10/27/23	13,420.03	12,410.08	201.99	13,218.04	0.48%
11/24/23	13,954.97	12,902.52	210.49	13,744.48	0.48%
12/26/23	17,437.31	16,185.99	251.98	17,185.33	0.59%
2023 Total	$122,759.95	$112,903.08	$1,855.95	$120,904.00	5.31%
1/26/24	17,008.87	15751.07	251.74	16,757.13	0.57%
2/27/24	9,862.79	9206.26	131.49	9,731.30	0.56%
3/26/24	18,687.60	16922.56	353.64	18,333.96	0.31%
4/26/24	19,576.96	18134.53	72.14	19,504.82	0.55%
2024 Total	$65,136.22	$60,014.42	$809.01	$64,327.21	1.99%
TOTAL	$258,240.20	$242,104.86	$2,918.80	$255,321.40	13.54%

*Note: Energea reserves the right to reduce its Asset Management Fees and Promoted Interest payments for any reason or to protect the desired cash yield to Investors. For more information regarding the Asset Management Fees and Promoted Interest paid to our Manager, see "Compensation of Directors and Executive Officers" below.
**Note: Monthly cash on cash yield values are calculated by dividing the Investor Distributions amount (which also includes distributions to the Manager or its affiliates if they own Class A Investor Shares) by the total cost basis of all outstanding shares at the time the distribution is issued. Year-end cash on cash yields are calculated by summing all monthly cash on cash yields for the respective year.

Calculating Distributions

The Company intends to make distributions monthly, to the extent the Manager, in its discretion, determines that cash flow is available for distributions. To date, the Company has not made a profit, although it has had distributable cash flow. Below are the activities of the Company that generate the cash flow which could be used to fund distributions:

Sources of Distributable Cash Flow

·	Sale of Energy under Solar Leases

·	Sale of Environmental Commodities under Purchase and Sale Agreements for Environmental Commodities

·	Net Proceeds from Capital Transactions
o Originates from the sale or refinancing of Projects
o Net proceeds are the gross proceeds of the capital transaction minus associated expenses, including debt repayment

·	Liquidated Damages from Construction Agreements
o Penalties paid by EPC Contractors when Projects are delivered behind schedule
o LDs are not booked as revenue but are considered distributable cash flow

When the Company has distributable cash flow and the Manager determines to make a distribution, here is an overview of how these distributions are allocated and calculated:

Allocation of Distributions

Cash flow, if any, is distributed to the Investors and the Manager in the following order of priority:

·	First, a preferred return equal to a 6% IRR (to Class A Investors (the "Preferred Return");

·	Thereafter, any additional cash flow 80% to the Investors and 20% to the Manager (the "Promoted Interest")

Calculation of Preferred Return

The Manager discounts each month of Estimated NOI (see "Price of Class A Investor Shares") by the same discount rate until the cash flow results in an internal rate of return ("IRR") of 6% ("Adjusted NOI"). The IRR is calculated using the XIRR function and is based upon the price an Investor paid per Class A Investor Share. The resulting Adjusted NOI is the monthly distribution that would need to be paid to Investors for them to receive their Preferred Return. Since all months of Estimated NOI are discounted evenly, the Adjusted NOI maintains the same seasonality curve as the Estimated NOI. If the actual NOI for any month is less than the Adjusted NOI, the Investors receive all the cash distributed that month and the shortfall is carried forward so that Investors catch up on their Preferred Return prior to any Promoted Interest being paid. The IRR is calculated based upon the price an Investor paid per Class A Investor Share, and not on any revenue or profit achieved by the Company. To date, the Company has not made a profit, although it has had distributable cash flow. To the extent the Company has distributable cash flow but has not made a profit, such distributions are considered a return of capital for U.S. federal income tax purposes.

Calculation of Promoted Interest

If the Manager determines that a distribution can be made with distributable cash flow, and the amount of distributable cash flow is greater than the Adjusted NOI for the month (and the Investors are therefore on track to receive a 6% IRR), the Manager will receive a Promoted Interest. Any distributable cash flow that is greater than the Adjusted NOI (plus any shortfall from previous months) will be divided between the Manager and the Investors where the Manager will get 20% of the excess and Investors will get 80% of the excess.

Past Operating Results

The Company experienced significant changes in its operating results from its inception through December 31, 2023, with increased revenue from operating Projects, but also increased operating expenses related to the costs of maintaining a larger portfolio. Additionally, there was a notable increase in assets as we acquired additional Projects (see "Description of Property"). We anticipate seeing a significant increase in revenue in future years as new Projects develop. Throughout 2023, the Company met cash flow projections by selling power and environmental commodities for West School and Waltham. Furthermore, we completed the construction for Fresno Airport (Phase I) and initiated cash flow from that asset.

Operating Results for Fiscal Years ended December 31, 2023 and 2022

For the fiscal years ended December 31, 2023 and 2022, respectively, the Company invested a total of $3,077,983 and $1,405,693, including tax equity. During the period of January 1, 2023, to December 31, 2023, the Company has generated $189,884 in revenue.

As of December 31, 2023, the Company has had assets totaling $3,482,827 on its balance sheet, including property and equipment of $2,975,897, net of depreciation, current assets of $219,969 and operating lease right-of use assets of $286,961. As of December 31, 2023, the Company had liabilities and members equity totaling $3,482,827, including current liabilities of $233,423, long-term operating lease liability of $294,116 and equity of $2,955,288.

As of December 31, 2022, the Company has had assets totaling $2,030,744 on its balance sheet, comprised of cash on hand of $226,756, property and equipment of $1,370,559, net of depreciation, current assets in the amount of $131.365 and operating lease right-of use assets in the amount of $ 302,064. The Company's total Liabilities and members' equity was $2,030,744, Comprised comprised of current liabilities of $112,934., long term lease liability of $298,333 and $1,619,477 of equity owned by the Investors.

Leverage

The Company might borrow money to invest in Projects, depending on the circumstances at the time. If the Company needs to move quickly on a Project and has not yet raised enough capital through the Offering, it might make up the shortfall through borrowing. The Manager will make this decision on an as-needed basis. As of the date of this Offering Circular, neither the Company nor the Projects have any loans.

Liquidity and Capital Resources

We are dependent upon the net proceeds from the Offering to conduct our proposed investments. We will obtain the capital required to purchase new Projects and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders, from short term advances from the Manager and from undistributed funds from our operations. As of December 31, 2023, the Company had $141,222 of cash on hand and equivalents, which will be used to pay for the remaining costs of constructing the Fresno Airport Project.

Method of Accounting

The compensation described in this section was calculated using the accrual method in accordance with U.S. GAAP.

Directors, Executive Officers & Significant Employees

Names, Positions, Etc.

The Company itself has no officers or employees. The individuals listed below are the Managing Partners, Executive Officers, and Significant Employees of Energea Global, the Manager of the Company.

Name	Position with Manager	Age	Term of Office	Approximate Hours Per Week If Not Full Time (1)
Executive Officers
Mike Silvestrini	Managing Partner	43	01/01/2017 - Present	Full Time
Gray Reinhard	Managing Partner	39	01/01/2020 - Present	Full Time

Significant Employees
Isabella Mendonça	General Counsel	32	10/02/2020 - Present	Full Time
Arthur Issa	Financial Analyst	29	05/23/2018 - Present	Full Time
Tyler Hurlburt	Director of Investment Relations	45	11/03/2020 - Present	Full Time
Marta Coelho	Controller	51	12/07/2018 - Present	Full Time
Dave Rutty	Director of Construction	34	06/13/2022 - Present	Full Time
Kathy Koser	Director of Compliance	43	08/01/2021 - Present	Full Time
(1) The above listed employees do not record specific hours to each Company managed by Energea Global. Rather, the employees focus their full-time and energy to each Project, portfolio, or process as needed. The Manager cannot estimate number of hours per week spent managing this or any particular Company as the employees are salaried. The work required to manage the Company and other companies managed by Energea Global changes from time to time depending on the number and frequency of Projects resulting from the amount they raise in each Offering. As the companies grow, dedicated staff are brought in to exclusively manage a specific company. As of December 31, 2023, there are no staff members exclusively dedicated to the Company and it is managed by the Manager's executive team and certain significant employees.

Family Relationships

Marta Coelho, the Manager's Controller, is the sister-in-law of Mike Silvestrini, the Managing Partner. There are no other family relationships among the executive officers and significant employees of the Manager.

Ownership of Related Entities

Energea Global, the Manager of the Company, is majority owned by Mike Silvestrini, a resident of Chester, Connecticut.

Business Experience

Mike Silvestrini

Mike is an accomplished professional with a strong commitment to renewable energy and environmental sustainability. He has played a key role in the development of over 500 solar projects across the United States, Brazil, and Africa, contributing to the global transition to clean energy.

Since 2017, Mike has been the Co-Founder & Managing Partner at Energea Global LLC. In his capacity as Co-Founder & Managing Partner of the Manager, Mike is a director of the Investment Committee which determines the investment strategy for the Company. To date, Energea Global manages 3 funds formed to acquire and operate solar power projects: the Company, Energea Portfolio 2 LLC and Energea Portfolio 3 Africa LLC. See "Other Solar Energy Funds" below for the status each fund's offerings.

Since 2015, Mike has served as a Board Member of the Big Life Foundation, an organization dedicated to preserving over 1.6 million acres of wilderness in East Africa. Through community partnerships and conservation initiatives, Big Life protects the region's biodiversity and promotes sustainable practices.

From 2008 to 2017, Mike co-founded and served as the CEO of Greenskies Renewable Energy LLC, a leading provider of turnkey solar energy services. His expertise contributed to the development, financing, design, construction, and maintenance of solar projects across the United States. Notably, he was involved in solar installations on Target Corporation stores and distribution centers, as well as capped landfills throughout the northeast region of the U.S.

Mike's track record in renewable energy, his involvement in hundreds of solar projects worldwide, and his dedication to environmental sustainability position him as a driving force in the global effort to combat climate change.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray's career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several Fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country's largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects owned by the company.

Prior to joining Energea in January 2020, Gray served as the CTO of Dwell Optimal Inc. which assists businesses providing employees with travel accommodations.

Gray studied at Princeton University.

Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy group, working in regulatory, contractual and corporate matters related to renewable energy project development.

From 2016 until she joined Energea Global, Isabella was an associate in the corporate and securities practice at Mayer Brown in the Rio de Janeiro office.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master's degree (LLM) from the University of Chicago.

Arthur Issa

Arthur Issa was one of the first employees at Energea Global, starting in May 2018. Over the course of his career in Energea Global, has participated in the successful closing process of more than 100 MW worth of project installed capacity and their financial management, totaling an AUM of more than $100mm. Arthur is responsible for keeping track of all matters related to Corporate and Project Finance at Energea Global, through detailed financial modelling, reporting and cash flow management, maximizing efficiency in the Company's decision-making process with reliable analytics Arthur has a B.S. in Production Engineering from University Candido Mendes in Rio de Janeiro, Brazil.

Tyler Hurlburt

From 2006 until he joined the Energea team, Tyler Hurlburt was a licensed Wealth Manager at Fortune 500 firms including Ameriprise, Prudential, Wells Fargo and TIAA. Tyler managed over $500M in client's assets in previous role at TIAA. He has over 20 years' experience within the financial service industry, as well as extensive experience in portfolio management, risk mitigation, tax, and estate planning. Tyler holds a MBA with honors from Saint Joseph's University.

Marta Coelho

Since its inception in 2018, Marta Coelho has served as the Controller at Energea Global, bringing with her a wealth of experience and expertise in finance and accounting. As the global Controller, Marta plays a crucial role in managing all financial aspects, including account management, taxation, and audits, for Energea Global's diverse range of operating entities and projects across Africa, Brazil, and the USA.

Dave Rutty

Dave is a highly experienced electrician with over 12 years of expertise in building and maintaining solar projects. At Energea, he plays a vital role in overseeing construction and maintenance processes across all markets. Dave's extensive experience brings a culture of expertise, meticulousness, and safety to our emerging markets.

From 2020 to 2022, Dave served as a Managing Partner at SRES, a solar contracting company based in the northeastern U.S. Prior to that, Dave was served as the Vice President of Operations and Maintenance at Greenskies Renewable Energy LLC.

Kathy Koser

Kathy is a pivotal manager at Energea, overseeing insurance, compliance, and human resources with exceptional skill. Kathy expertly evaluates insurance needs, formulates comprehensive policies, and collaborates with external providers to secure optimal coverage. Her deep understanding of compliance, particularly regarding Regulation A Tier II offerings, strengthens Energea's adherence to regulatory requirements. Additionally, Kathy's effective human resources management fosters a positive work environment, promoting productivity and employee satisfaction.

From 2018 to 2021, Kathy was an account associate and executive assistant for the sales team at RoomReady, an AV and technology services company.

Legal Proceedings Involving Executives and Directors

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Other Solar Energy Funds

Energea Global LLC, the Manager of the Company, is also the manager of two other funds formed to acquire and operate solar power projects, each of which is conducting an offering under Regulation A:

·	Energea Portfolio 3 Africa LLC ("Portfolio 3"), which was formed to acquire and operate projects located in Africa.

·	Energea Portfolio 2 LLC ("Portfolio 2"), which was formed to acquire and operate projects located in the Brazil.

Each company is conducting an offering under Regulation A. The current status of each of the Company's, Portfolio 3's and Portfolio 2's current and prior offerings, as of the date of this Offering Circular, is below:

	Energea Portfolio 4 USA LLC	Energea Portfolio 3 Africa LLC	Energea Portfolio 2 LLC
Date of Prior Offering Qualification	07/01/2021	08/2/2021	08/13/2020
Offering Amount Raised Through 12/26/2023	$2,911,945.62	$2,577,293.75	$11,923,332.92
Solar Projects Owned	Four	Eleven	Eleven
Prior Offering Status	Terminated	Terminated	Terminated
Current Maximum Offering Amount	$50,000,000	$50,000,000	$50,000,000
Current Offering Status	Awaiting Qualification	Awaiting Qualification	Awaiting Qualification

Compensation of Directors and Executive Officers

Overview

Our Manager is compensated as follows:

·	They receive fees and other compensation, including for services provided;

·	They may invest alongside Investors and, if so, will receive the same distributions as Investors;

·	They receive the Promoted Interest; and

·	They receive interest on loans to the Company.

The Company itself does not have any employees or payroll. The executive officers and employees of our Manager are compensated directly by the Manager from the fees and Promoted Interest paid to the Manager by the Company.

Fees and Other Compensation

Type of Fee	Description
Reimbursement of Organization, Offering and Marketing Expenses
The Company must reimburse the Manager for expenses the Manager incurs in connection with the Offering before the Offering Circular is qualified by the SEC.

As of the date of this Offering Circular, we estimate that those expenses will be approximately $60,000.

Asset Management Fees	The Manager will charge the Company a monthly asset management fee equal to 0.167% of the aggregate capital that has been invested in the Company.

Promoted Interest	See "Promoted Interest" below

Developer Fees
The Manager might originate and develop Projects that are acquired by the Company. If so, the Manager shall be entitled to compensation that is no greater than 5.0% of the Project's cost.

The amount of the developer fee will depend on the number of Projects the Manager develops for the Company and their cost. We cannot make a reasonable estimate at this time.

Interest on Loans
The Manager might lend to the Company to fund the acquisition or investment in Projects or for other purposes. Such a loan will bear interest at market rates.

The amount of interest will depend on the amount and term of any such loans.

O&M and Credit Management Services	Energea may provide O&M services to the Projects owned by the Company at market rates.

Co-Investment

The Manager and its affiliates might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors. If such investment is made to facilitate the Company's acquisition of or investment in Projects before there are sufficient offering proceeds, the Manager will be entitled to redeem its Class A Investor Shares from additional Offering proceeds as they are raised.

Promoted Interest

As described in "Calculating Distributions", the Manager is entitled to receive certain distributions from the Company that we refer to as the Manager's "Promoted Interest." How much money the Manager ultimately receives as a Promoted Interest depends on several factors, including:

·	The total returns the Company is able to achieve;

·	When those returns are achieved;

·	When the Company distributes money to Investors; and

·	The amount of expenses the Company incurs.

Reporting Compensation to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

·	The fees paid to the Manager and its affiliates; and

·	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Stages of Development

The stages of the Company's organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation
Organization of Company	· Reimbursement of Expenses

Acquisition of Projects	· Asset Management Fee
· Developer Fee
· Interest on Loans

Operation of Projects	· Asset Management Fee
· Promoted Interest
· O&M Service Fees

Sale of Projects	· Asset Management Fee
· Promoted Interest

Security Ownership of Manager and Certain Securityholders

The individuals named below, as well as other employees of the Manager may own Class A Investor Shares that they purchased privately through the Platform in the same manner as any Investor.

The following table sets forth the approximate beneficial ownership of our Class A Investor Shares as of May 1, 2024, for each person or group that holds more than 10.0% of our Class A Investor Shares, and for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group.

Name of Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Amount and Nature of Beneficial Ownership Acquirable	Percent of All Shares
Energea Global LLC	12,610	N/A	0.3851%
Michael Silvestrini	9,055(3)	N/A	0.2765%
Christopher Sattler	0(3)	N/A	0.0000%
Gray Reinhard	463	N/A	0.0141%
All directors and executive officers of our Manager as a group (3 persons)	9,518	N/A	0.2907%
	-		-

(1)
Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Each listed beneficial owner, person or entity has an address in care of our principal executive offices at 52 Main Street, Chester, CT 06412.
(3)
Includes shares beneficially owned by Energea Global LLC, under the control of its Class A Shareholders. Notably, Michael Silvestrini and Chris Sattler, as the sole principal shareholders, hold [38.90]% and [29.34]% of the shares of Energea Global LLC, respectively.

Interest of Management and Others in Certain TransactionS

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By "related party" we mean:

·	The Manager or a subsidiary of the Manager;

·	Any director, executive officer, or significant employee of the Company or the Manager;

·	Any person who has been nominated as a director of the Company or the Manager;

·	Any person who owns more than 10% of the voting power of the Company or the Manager; and

·	An immediate family member of any of the foregoing.

As of the date of this offering circular, the Company has entered into transactions with related parties in one circumstance:

·
Credit Advance: The Company entered into several credit advances with the Manager to accelerate the availability of capital needed to make certain small payments. These amounts are recorded as do-to/do-from transactions and no interest is charged to the Company for these advances.

Securities Being Offered: the Class A Investor Shares

Description of Securities

The Company is offering up to $50,000,000 of Class A Investor Shares. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

·	The LLC Agreement, which can be found here; and

·	The Authorizing Resolution, which can be found here.

Price of Class A Investor Shares

The fixed price of Class A Investor Shares was determined by calculating the Net Asset Value ("NAV") of the Company and dividing the NAV by the total number of outstanding shares. The NAV is calculated as the Net Present Value ("NPV") of the Estimated Net Operating Income ("Estimated NOI") of the Company.

The Estimated NOI calculation begins with an estimation of revenue. Since the Company currently does not have any Contracts for the Sale of Environmental Commodities and since we do not anticipate the sale of any Project, revenue comes from Solar Leases. We estimate monthly energy produced by each Project using predictive software called PVsyst. PVsyst is a vital tool in the solar industry for designing, simulating, and analyzing the performance of photovoltaic systems. Its comprehensive features enable precise predictions of solar power generation ("kWh"), considering a wide range of variables and site-specific conditions. To estimate monthly revenue for each Project, the energy rate described in the Solar Lease ("Energy Rate") is multiplied by kWh throughout the term of the Solar Lease.

We then deduct all of the expected operating expenses at the Project and Company level (see "Our Operating Costs and Expenses") from the revenue. These expenses are fairly easy to estimate as they are either consistent and predictable (like a bank fee) or fixed by contract (like a contract for operations and maintenance services). By subtracting the estimated operating costs and expenses from the estimated revenue, we establish a monthly Estimated NOI. We then use an XIRR calculation to compute the NPV of that Estimated NOI using the IRR as the discount rate in the NPV equation. For example, if the Estimated NOI would result in a 12% IRR, we use 12% as the discount rate when calculating the NPV of the Estimated NOI.

Therefore, the NPV of the Estimated NOI using the IRR as the discount rate establishes the NPV of the Company. When we divided the NPV of the company by the number of outstanding Class A Investor Shares, we arrive at a price per share.

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager exclusively.

Limited Liability Company Agreement

The Company is governed by a Limited Liability Company Agreement dated March 22, 2021 (the "LLC Agreement"). A copy of the LLC Agreement can be found here. The Class A Investor Shares being offered were created by the Manager under an Authorizing Resolution pursuant to section 3.1 of the LLC Agreement. A copy of the Authorizing Resolution can be found here.

The LLC Agreement establishes Energea Global LLC, a Delaware limited liability company, as the Manager.

Summary of LLC Agreement and Authorizing Resolution

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, a copy of which can be found here, and by the Authorizing Resolution itself, a copy of which can be found here.

Formation and Ownership

The Company was formed in Delaware on March 11, 2021, pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as "Shares," while the owners, are referred to as "Investor Members."

Shares and Ownership

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an "Investor Member" under the LLC Agreement.

The interests in the Company are denominated by 501,000,000 "Shares". The Manager may further divide the 500,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions.

The Class A Investor Shares will be owned by Investors and are the subject of this Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other series of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) create classes of Investor Shares with such terms and conditions as the Manager may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the Manager maybe determine in its sole discretion, and admit such persons to the Company as Investor Members; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of real estate and other assets, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company's Available Cash and the timing and amount of distributions to Members; (ix) determine the information to be provided to the Members; (x) grant mortgages, liens, and other encumbrances on the Company's assets; (xi) make all elections under the Code and the provisions of State and local tax laws; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; and (xv) dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for "cause" under a procedure set forth in section 5.6 of the LLC Agreement.

The term "cause" includes:

·	An uncured breach of the LLC Agreement by the Manager; or

·	The bankruptcy of the Manager; or

·	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least seventy five percent (75%) of the outstanding Class A Investor Shares. Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not from the Company.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be liable to the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager's fraud or willful misconduct under the LLC Agreement. This limitation on the liability of the Manager and other parties is referred to as "exculpation."

The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company's business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys' fees. However, if it is judicially determined that such Manager is not entitled to be exculpated under the standard described in the preceding paragraph by the LLC Agreement, such Manager shall promptly reimburse the Company for any reimbursed or advanced expenses.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company (except for the return of distributions under certain circumstances as required by Sections 18-607 and 18-804 of the Delaware LLC Act, as described in more detail under "Liability To Make Additional Contributions" below).

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in "Securities Being Offered - Calculating Distributions".

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor may only offer the Class A Investor Shares to the Manager via the Platform. The Manager generally has a first right of refusal to purchase Class A Investor Shares pursuant to Article 8 of the LLC Agreement. See "Risk Factors-No Market for the Class A Investor Shares; Limits on Transferability."

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor's Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in "Compensation of Directors and Executive Officers".

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

·
If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar federal, state, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as "plan assets" or otherwise become subject to such laws.

·	If the Manager determines that the Investor has engaged in certain misconduct described in the LLC Agreement.

If an Investor's Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current share price of such Class A Investor Shares as published on the Platform.

The purchase price will be paid by wire transfer or other immediately available funds.

"Drag-Along" Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via email and/or through the Platform.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

·	Cure ambiguities or inconsistencies in the LLC Agreement;

·	Add to its own obligations or responsibilities;

·	Conform to this Offering Circular;

·	Comply with any law;

·	Ensure that the Company isn't treated as an "investment company" within the meaning of the Investment Company Act of 1940; and

·	Do anything else that could not reasonably be expected to have, a material adverse effect on Investors

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions, delete or modify any amendments listed in Section 11.3 of the LLC Agreement or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within a reasonable period after the end of each fiscal year of the Company, the Manager will provide Investors with (i) a statement showing in reasonable detail the computation of the amount distributed, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager so elects or the law so requires.

As a "tier 2" issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held "of record" by fewer than 300 persons, these reporting obligations could be terminated.

A Member's right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

Distributions in Liquidation

Distributions made in liquidation of the Company will be made in the manner described "Calculating Distributions", depending on whether the distributions consist of ordinary operating cash flow or net capital proceeds.

Preemptive Rights

The holders of the Class A Investor Shares will not have preemptive rights. That means that if the Company decides to issue securities in the future, the holders of the Class A Investor Shares will not have any special right to buy those securities.

Liability to Make Additional Contributions

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company (except for the return of distributions under certain circumstances as required by Sections 8-607 and 18-804 of the Delaware LLC Act).

Under Section 18-607 of the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their member interests and liabilities for which the recourse of creditors is limited to specific property of the limited liability company, would exceed the fair value of the assets of the limited liability company. The Delaware LLC Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 18-607 of the Delaware LLC Act shall be liable to the limited liability company for the amount of the distribution for three years.

Under Section 18-804 of the Delaware LLC Act, a limited liability company is required to distribute its assets: (i) first to creditors, to the extent otherwise permitted by law, in satisfaction of the limited liability company's liabilities other than liabilities for which payment has been made and distributions to members and former members; (ii) unless otherwise provided in its limited liability company agreement, to members and former members in satisfaction of liability for distributions under the Delaware LLC Act; and (iii) unless otherwise provided in its limited liability company agreement, to members first for the return of their contributions and second respecting their limited liability company interests, in the portions in which they share in distributions. The Delaware LLC Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 18-804 of the Delaware LLC Act shall be liable to the limited liability company for the amount of the distribution for three years.

Withholding

In some situations, the Manager might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor's bank account.

No Guarantee

The Company can only distribute as much cash flow as the Company has available for distributions (see "Distributions"). There is no guarantee that the Projects will generate enough cash flow, after paying expenses, to distribute enough to pay a positive return to Investors or even to return all their invested capital.

Redemption Plan

Investors should note that the Manager may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice for any reason, and the Manager reserves the right to reject any Redemption Request at any time for any reason.

Our Class A Investor Shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and currently there is no intention to list our Class A Investor Shares. While Investors should view an investment in the Company as long-term, we are adopting a redemption plan ("Redemption Plan") whereby an investor has the opportunity to obtain liquidity.

At any time after sixty (60) days following the purchase of Class A Investor Shares, an Investor may request redemption of their Class A Investor Shares in accordance with the Company's Redemption Plan as set forth herein.

In order to submit a redemption request ("Redemption Request") Investors must (1) submit a time-stamped request via the Platform, (2) have no more than one outstanding request at any given time, and (3) request that the Company redeem no more than $50,000 worth of Class A Investor Shares per request. In addition, the Redemption Plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the Company. We reserve the right to reject any Redemption Request at any time to protect our operations and our non-redeemed Investors, to prevent an undue burden on our liquidity, or for any other reason, including, what we deem to be a pattern of excessive, abusive or short-term trading.

As calculated below, the redemption price ("Redemption Price") may be reduced by a discount based on the time of the Redemption Request, rounded down to the nearest cent. The Redemption Price will be equal to (i) the current price of the Class A Investor Shares in effect at the time the Redemption Request is made, reduced by (ii) the aggregate sum of distributions, if any, with record dates during the period between the Redemption Request date and the redemption date. The current price of the Class A Investor Shares is published on the Platform, and Investors will be informed of the estimated Redemption Price at the time a Redemption Request is submitted which shall be subject to the adjustment for distributions described above.
Based on the time when an Investor submits a Redemption Request, the Redemption Prices are set forth below:

Holding Period from Date of Settlement	Redemption Price (as percentage of per share redemption price)(1)
Settlement date to 60 days	No Redemptions
60 days to 3 years	95.0	% (2)
More than 3 years	100.0	% (3)

(1)
The Redemption Price will be the per share price for our Class A Investor Shares in effect as of the time the Redemption Request is made (i) reduced by any distributions, if any, with record dates during the period between the Redemption Request date and the redemption date and (ii) rounded down to the nearest $0.01.

(2)
For Class A Investor Shares held between 60 days and three (3) years, the Redemption Price includes a fixed 5.0% discount based on the per share price for our Class A Investor Shares in effect at the time of the Redemption Request.

(3)	There is no discount to redemptions of Class A Investor Shares held at least three (3) years.

Investors may withdraw their Redemption Request at any time before the redemption is paid. If we agree to honor a Redemption Request, such Redemption Request will be paid within 90 days.

In light of the SEC's current guidance on redemption plans, we generally intend to limit redemptions in any calendar quarter to Class A Investor Shares whose aggregate value is 5.00% of the NAV of all of our outstanding Class A Investor Shares on the last business day of the preceding quarter, with excess capacity carried over to later calendar quarters in that calendar year, up to a maximum of 20.00% of the NAV of all of our Class A Investor Shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem Class A Investor Shares under the Redemption Plan.

We cannot guarantee that the funds, if any, set aside for the Redemption Plan will be sufficient to accommodate all Redemption Requests. In the event our Manager determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the Class A Investor Shares for which Redemption Requests have been submitted, such pending Redemption Requests will be honored on a first in first out basis, if at all. In the event that not all Redemption Requests are being honored in a given quarter, due to reaching the 5.00% quarterly limit or otherwise, the Redemption Requests not fully honored will carry over to the first business day of the next quarter and Investors will not need to submit a new Redemption Request the following quarter. Investors will be notified within 10 days of submitting a Redemption Request whether their request for Redemption has been accepted or denied.

We intend to limit Investors to one (1) Redemption Request outstanding at any given time, meaning that, if an Investor desires to request more or less Class A Investor Shares be redeemed, such Investor must first withdraw the first Redemption Request. For Investors who hold Class A Investor Shares with more than one record date, Redemption Requests will be applied to such Class A Investor Shares in the order in which they settled, on a first in first out basis - meaning, those Class A Investor Shares that have been continuously held for the longest amount of time will be redeemed first. In addition, we intend to limit Redemption Requests to $50,000 worth of Class A Investor Shares per Redemption Request.

In addition, our Manager may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice, including to protect our operations and our non-redeemed Investors, to prevent an undue burden on our liquidity, following any material decrease in our NAV, or for any other reason. In the event that we suspend our Redemption Plan, we expect that we will reject any outstanding Redemption Requests and do not intend to accept any new Redemption Requests. In the event that we amend, suspend or terminate our Redemption Plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, and post such information on the Platform to disclose such action. Therefore, you may not have the opportunity to make a Redemption Request prior to any potential termination of our Redemption Plan.

Rights of Common Shares

Immediately following the Offering the Company will have two classes of securities outstanding: Class A Investor Shares and Common Shares. Investors will own all the Class A Investor Shares while the Manager will own all the Common Shares. The principal rights associated with the Common Shares are as follows:

·	Distributions: As the holder of the Common Shares, the Manager will be entitled to the distributions of the Promote Interest.

·	Voting Rights: The Common Shares will have no voting rights per se. However, the Manager, in its capacity as the manager of the Company, will control the Company.

·	Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

·	Redemptions: Holders of the Common Shares will have no right to have Common Shares redeemed.

How To Invest

To buy Class A Investor Shares, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

·	Your name and address

·	Your email address

·	Your social security number (for tax reporting purposes)

·	Whether you are an "accredited investor"

·	If you not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is available here.

The minimum investment is $100. You will pay for your Class A Investor Shares using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your "subscription." The Manager will review your subscription and decide whether to accept it. The Manager has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until your subscription is reviewed and the Manager decides whether to accept it. When and if the Manager confirms that your subscription is complete and decided to accept your subscription, the Manager will release your money from the escrow account to the Company.

Once the Manager has accepted your subscription, you will be notified by email and the investment process will be complete. The Manager will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering.

Limit On The Amount A Non-accredited Investor Can Invest

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an "accredited" investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the SEC, the term "accredited investor" means:

·
A natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

·
A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

·	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

·	A business in which all the equity owners are accredited investors;

·
An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

·	A bank, insurance company, registered investment company, business development company, or small business investment company;

·	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

·	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the greater of:

·	10% of their annual income; or

·	10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

Additional Information

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this Offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

The information incorporated by reference herein is an important part of the offering statement and this Offering Circular. The following documents previously filed with the SEC are incorporated by reference into the offering statement and this Offering Circular:

·	the Company's Annual Report for the fiscal year ended December 31, 2023 on Form 1-K

You may review these filings on our website and may also request a copy of these filings at no cost, by contacting us at:

ENERGEA PORTFOLIO 4 USA LLC
52 Main Street
Chester, CT 06412
www.energea.com
(860)-316-7466

So long as we remain subject to the periodic reporting requirements of Regulation A, within 120 days after the end of each fiscal year we will file on the SEC's EDGAR website an annual report on Form 1-K. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to investors.

We also maintain a website at www.energea.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this Offering Circular.

Index to Financial Statements

The financial statements of the Company can be found in:

·	"Item 7. Financial Statements" of the Company's Annual Report on Form 1-K for the fiscal year ended December 31, 2023, which can be found here.

which is incorporated herein by reference.

Glossary of Defined terms

Adjusted NOI	Adjusted Net Operating Income
Adjusted Operating Cash Flow	For each Project, the actual estimated monthly operating cash flows reduced by a fixed percentage to yield an internal rate of return of 6% for the Project.
Advisers Act	Investment Advisers Act of 1940.
Authorizing Resolution	The authorization adopted by the Manager pursuant to the LLC Agreement that created the Class A Investor Shares.
Blue Sky Law	State securities regulations.
CAFD	Cash available for distribution by the Company.
Class A Investor Shares	The limited liability company interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	Energea Portfolio 4 USA LLC, a Delaware limited liability company, which is offering to sell Class A Investor Shares in this Offering.
Construction Contract	The contract whereby the Company will hire a third party to provide engineering, procurement, and construction services for a Project.
Customer	Offtaker of electricity and environmental commodities.
DERMS	Distributed Energy Resource Management Systems.
Development Company	A company focused on acquiring and/or developing solar power projects.
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the Manager.
Estimated NOI	The Net Operating Income estimated to be produced by the Company.
Exchange Act	The Securities Exchange Act of 1934.
Financial Model	The financial model prepared by the Manager for each Project, projecting all the costs and distributions of the Project.
FINRA	Financial Industry Regulatory Authority, Inc.
Investment Committee	A multi-disciplinary committee of experienced renewable energy executives of the Manager which decides which Projects the Company will invest in.
Investor	Anyone who purchases Class A Shares in the Offering.
ITC	Investment Tax Credit
IRR	Internal rate of return.
JOBS Act	The Jumpstart Our Business Startups Act of 2012
kWh	A single, billable unit of energy generated by a Project
LLC Agreement	The Company's Limited Liability Company Agreement dated March 22, 2021.
Manager	Energea Global LLC, a Delaware limited liability company.
Manager Shares	The limited liability company interests in the Company that will be owned by the Manager.
NAV	Net Asset Value
NPV	Net Present Value
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
Operations and Maintenance Contract	The contract whereby our customer will hire the Company to operate and maintain the Project.
Platform	The Manager's website located at: www.energea.com
Power Purchase Agreement	Term used for the contract that Customers sign for the purchase of electricity.
Project Purchase and Sale Agreements	The terms and conditions that the Company will utilize for acquiring a project from a seller or development company.
Preferred Return	A 6% per year preferred to Class A Investors before the Manager earns a Promoted Interest.
Promoted Interest	The right of the Manager to receive distributions under the LLC Agreement, over and above its right to receive distributions in its capacity as an Investor.
Prior Offering	The Company's previous Regulation A offering that was qualified by the SEC on July 1, 2021.
Project	A solar power project acquired or developed by the Company.
Promoted Interest	The right of the Manager to receive distributions under the LLC Agreement, over and above its right to receive distributions in its capacity as an Investor.
Purchase and Sale Agreements for Environmental Commodities	Term used for the contract the SPE will use with Customers for the purchase of environmental commodities.
Redemption Plan	The redemption plan whereby Investors may request redemption of their Class A Investor Shares following 60 days after purchase.
Redemption Price
The price at which Redemption Requests will be processed, based on the current price per Class A Investor Shares at the time the Redemption Request is made, reduced by the aggregate sum of distributions, if any, with record dates during the period between the Redemption Request date and the redemption date, and subject to a discount based on the time the Redemption Request is submitted.

Redemption Request	A request for redemption submitted through the Platform for up to $50,000 in Class A Investor Shares.
Regulation A	Regulation A of the Securities Act of 1933 is an exemption from registration requirements for public offerings.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The Securities Act of 1933.
SPE	The entity we will create to own and operate each Project, typically in the form of a Delaware limited liability company.
Tax Equity Agreements	The contract whereby a partnership with a specialized investment company to fund a portion of solar projects in the U.S., in exchange for the associated tax incentives.
U.S. GAAP	United States Generally Accepted Accounting Principles.

Part III - Exhibits

Index to Exhibits and Description of Exhibits

Exhibit No.	Description of Exhibit
2.1**
Certificate of Formation of the Company filed with the Delaware Secretary of State on March 11, 2021 (incorporated by reference to the copy thereof filed as Exhibit 1A-2A to the Company's Form 1-A filed January 4, 2024).

2.2**	Limited Liability Company Agreement of the Company dated March 22, 2021 (incorporated by reference to the copy thereof filed as Exhibit 1A-2B to the Company's Form 1-A filed January 4, 2024).
2.3**	Authorizing Resolution of the Company dated March 22, 2021 (incorporated by reference to the copy thereof filed as Exhibit 1A-2C to the Company's Form 1-A-2C filed January 4, 2024).
3.1**	Redemption Plan (incorporated by reference to the copy thereof filed as Exhibit 3.1 to the Company's Form 1-A filed April 2, 2024).
4.1**	Form of Investment Agreement (incorporated by reference to the copy thereof filed as Exhibit 1A-4A to the Company's Form 1-A filed January 4, 2024).
6.1**
Solar Power Purchase Agreement between Phytoplankton Ponus Ridge Solar LLC and New Canaan Public Schools dated December 2, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1A-4B to the Company's Form 1-A filed January 4, 2024).

6.2**
Solar Photovoltaic (PV) System Construction Agreement between Centurion Solar Energy LLC and Phytoplankton Ponus Ridge Solar LLC dated December 4, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1A-4C to the Company's Form 1-A filed January 4, 2024).

6.3**
Operation and Maintenance Agreement between Phytoplankton Ponus Ridge Solar LLC and Plankton Asset Management LLC dated as of December 11, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1A-4D to the Company's Form 1-A filed January 4, 2024).

6.4**
Development and Construction Management Agreement between Plankton Energy LLC and the Company dated March 31, 2021 (incorporated by reference to the copy thereof filed as Exhibit 1A-4E to the Company's Form 1-A filed January 4, 2024).

6.5**
Membership Interest Purchase Agreement between Plankton Energy LLC and the Company dated March 30, 2021 (incorporated by reference to the copy thereof filed as Exhibit 1A-4F to the Company's Form 1-A filed January 4, 2024).

11.1*	Consent of Independent Auditor (Whittlesey PC) dated June 5, 2024
11.2**	Consent of Goodwin Procter (included in Exhibit 12)
12**	Legal opinion of Goodwin Procter (incorporated by reference to the copy thereof filed as Exhibit 12 to the Company's Form 1-A filed May 3, 2024)
* Filed herewith
**Previously filed

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chester, State of Connecticut, on June 5, 2024.

Energea Portfolio 4 USA LLC

By: Energea Global LLC

By MICHAEL SILVESTRINI
Name: Mike Silvestrini
Title: Manager

Energea Global LLC

By: Energea Global LLC

By MICHAEL SILVESTRINI
Name: Michael Silvestrini
Title: Co-Founder and Managing Partner

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By MICHAEL SILVESTRINI
Name: Mike Silvestrini
Title: Managing Partner

Date: June 5, 2024